Exhibit 2.12

FIRST AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT
This FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), is entered into this 14th day of December, 2016, by and between Bakken Holdings Company LLC, a Delaware limited liability company (“Seller”), and MarEn Bakken Company LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes referred to collectively herein as the “Parties” and each individually a “Party.”
RECITALS
WHEREAS, Buyer and Seller previously entered into that certain Membership Interest Purchase Agreement, dated as of August 2, 2016 (as such agreement may have been amended, modified or supplemented prior to the date hereof, the “Original Agreement”). Capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in the Original Agreement.
WHEREAS, the Parties wish to amend the Original Agreement in accordance with the provisions of this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Appendix I – Definition of “Outside Termination Date”. The definition of “Outside Termination Date” set forth in Appendix I of the Original Agreement is deleted in its entirety and replaced with the following:

“ “Outside Termination Date” means March 31, 2017. ”

2.
Ratification. Except as specifically provided in this Amendment, all terms and provisions of the Original Agreement shall remain unchanged and in full force and effect, and the Original Agreement, as modified by this Amendment, is hereby ratified, acknowledged and reaffirmed by the Parties. To the extent any term of this Amendment conflicts with any term of the Original Agreement, the term of this Amendment shall control.

3.
No Other Amendments. Except as expressly set forth herein, the execution of this Amendment shall not directly or indirectly in any way whatsoever (a) impair, prejudice or otherwise adversely affect any Party’s right at any time to exercise any right, privilege or remedy in connection with the Original Agreement, (b) amend or alter any provision of the Original Agreement (other than the amendments provided for in this Amendment) or (c) constitute any course of dealing or other basis for altering any obligation of any Party or any right, privilege or remedy of any Party under the Original Agreement.

4.
References. Each reference in the Original Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or any other word or words of similar import shall mean and be a reference to the Original Agreement as amended hereby.

5.
Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

[Signature page follows]

Exhibit 2.12

IN WITNESS WHEREOF, this Amendment has been executed by each of the Parties as of the date first written above.

SELLER:

BAKKEN HOLDINGS COMPANY LLC

By:    /s/ Lee Hanse
Name: Lee Hanse
Title: Executive Vice President –
Business Development

BUYER:

MAREN BAKKEN COMPANY LLC

By:    /s / Mark A. Maki
Name: Mark A. Maki
Title: President